Exhibit 99.10

MATSON, INC.

ANTI-DILUTION ADJUSTMENT AMENDMENT

TO

RESTRICTED STOCK UNIT AWARD AGREEMENTS

AMENDMENT AGREEMENT made and entered as of the close of market on June 29, 2012 by and between Matson, Inc., a Hawaii corporation (the “Corporation”), and                                         , an individual in the employ or service of the Corporation who is currently the holder (the “Participant”) of one or more outstanding time-based or performance-based restricted stock unit awards (the “RSU Awards”) under one or more of the following equity incentive compensation plans of the Corporation ( the “Plans”) that the Corporation has assumed:

•                                          2007 Incentive Compensation Plan, as amended and restated; or

•                                          1998 Stock Option/Stock Incentive Plan, as amended and restated.

RECITALS

A.                                    The Corporation has implemented each of the Plans for the purpose of providing eligible persons in the Corporation’s employ or service with the opportunity to participate in one or more equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B.                                    Each of the Plans, together with the applicable restricted stock unit award agreement (the “RSU Award Agreement”) evidencing each RSU Award made to Participant thereunder, contains certain anti-dilution provisions designed to preserve the intrinsic value of each such RSU Award in the event of certain transactions affecting the Corporation’s outstanding common stock (the “Common Stock”) or the value of the Common Stock without the Corporation’s receipt of consideration.

C.                                    One of the transactions for which such anti-dilution protection is provided is a distribution by the Corporation of all of the outstanding common stock of one or more subsidiaries of the Corporation to the holders of the Corporation’s outstanding Common Stock in a spin-off transaction.

D.                                    On June 29, 2012 (the “Distribution Date”), the Corporation effected a spin-off distribution of its wholly owned subsidiary, Alexander & Baldwin, Inc. (“A&B”), formerly known as A & B II, Inc., through a distribution by the Corporation of all of the outstanding common stock of A&B (“A&B Common Stock”) to the holders of the Corporation’s outstanding Common Stock (the “A&B Distribution”) in accordance with the terms of the Separation and Distribution Agreement among the Corporation and A & B II, Inc. dated as of June 8, 2012.

In connection with the A&B Distribution, the Corporation has changed its name to Matson, Inc., and all references to the Corporation in this Agreement shall be deemed to be references to the Corporation as so renamed.

E.                                     The Corporation now intends to adjust the number of shares of Common Stock subject to each of the RSU Awards in order to preserve the intrinsic value of each such award which would otherwise be adversely affected by reason of the spin-off distribution of the A&B Common Stock.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                      RSU Awards Subject to Anti-Dilution Adjustment.  The RSU Awards to which the anti-dilution adjustment afforded by this Amendment Agreement applies shall be the restricted stock unit awards currently held by Participant that were assumed by the Corporation in connection with the June 2012 reorganization of Alexander & Baldwin, Inc. into a holding company structure with the Corporation as the parent holding company and that are more particularly identified in attached Schedule A (the “Protected Awards”).

2.                                      Adjustment to Protected Award.  The following adjustment is hereby made to each of the Protected Awards:

•                                         Number of Shares.  The number of shares of Common Stock subject to each Protected Award as set forth in attached Schedule A is hereby increased to the number of shares of Common Stock (the “Shares”) indicated for that Protected Award in attached Schedule B.  The number of such Shares (as so increased) has been determined by multiplying the number of shares of Common Stock subject to the Protected Award immediately prior to the A&B Distribution (as set forth in attached Schedule A) by a fraction the numerator of which is the sum of the closing price per share of the Common Stock as traded on an ex-distribution basis on the Distribution Date and the closing “when issued” price per share of the A&B Common Stock on that same trading day and the denominator is the closing price per share of the Common Stock as traded on an ex-distribution basis on the Distribution Date.  Any resulting fractional share of Common Stock has been rounded down to the next whole share.

3.                                      Effect of Adjustment to Protected Awards.  The foregoing adjustment hereby made to each Protected Award is intended to ensure that the aggregate fair market value of the number of shares of Common Stock subject to that Protected Award (as hereby adjusted) immediately after the A&B Distribution remains substantially equal to (and not greater than) the same aggregate fair market value of the number of shares of Common Stock subject to that Protected Award immediately prior to the A&B Distribution.

4.                                      Dividend-Equivalent Rights.  The dividend equivalent rights provided to Participant under the applicable RSU Award Agreement for each Protected Award shall, following the Distribution Date, continue in full force and effect in accordance with their terms and conditions, and any amounts credited to Participant under such RSU Award Agreement on the Distribution Date but not yet distributed shall subsequently be distributed to Participant in accordance with the distribution provisions (including the timing and method of distribution) of that RSU Award Agreement, and nothing in this Amendment Agreement shall affect those distribution provisions.  However, Participant shall have no further dividend equivalent rights under the applicable RSU Award Agreements with respect to any dividends or distributions paid on A&B Common Stock on or after the Distribution Date.

5.                                No Additional Adjustments.  No additional adjustments shall be made to the Protected Awards. Accordingly, the remaining terms and provisions of each Protected Award as hereby adjusted, including (without limitation) the vesting schedule and applicable vesting dates, the issuance schedule in effect for the Shares that vest and become issuable under that Protected Grant (including all applicable deferral elections governing the deferred issuance of those Shares and any deferred dividend equivalents credited to those Shares), the automatic share withholding procedure for the collection of the applicable withholding taxes upon the issuance of Shares pursuant to such Protected Award and the Corporation’s recoupment policy governing any incentive compensation paid or payable with respect to that Protected Grant, shall continue in full force and effect in accordance with the terms and provisions of the applicable Restricted Stock Unit Award Agreement evidencing that Protected Award and the related June 2012 Assumption Agreement for that award.  No accelerated vesting of the Protected Awards shall occur by reason of the A&B Distribution or any other adjustment required to be made to the Protected Awards in order to reflect that distribution.

6.                                      Section 409A Compliance.  All adjustments made pursuant to this Amendment Agreement shall be effected in accordance with all applicable requirements and limitations of Section 409A of the Internal Revenue Code and the applicable Treasury Regulations thereunder, and the terms and provisions of this Amendment Agreement shall be interpreted and applied in such manner that shall avoid any violation or contravention of the applicable Section 409A requirements and limitations.

IN WITNESS WHEREOF, Matson, Inc. has caused this Anti-Dilution Adjustment Amendment to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

MATSON, INC.

By:

Title:

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Anti-Dilution Adjustment Amendment and understands that all rights and liabilities with respect to each of the restricted stock unit awards subject to that amendment shall be as set forth in the applicable Restricted Stock Unit Award Agreement for that award, the applicable Plan under which that award was made, the June 2012 Assumption Agreement for such award and the foregoing Anti-Dilution Adjustment Amendment.

PARTICIPANT

SCHEDULE A

LIST OF PROTECTED AWARDS

Award Date of Protected Award	Number of Shares Subject to Protected Award Prior to A&B Distribution*	Applicable Plan

*  If any listed Protected Award was originally structured as a performance-based RSU Award, the applicable performance period for that award has been completed and the number of shares indicated above for that award reflects the adjustment made to the original size of that award to take into account the actual level at which the applicable performance goals were in fact attained.

SCHEDULE B

PROTECTED AWARDS AS HEREBY ADJUSTED

Award Date of Protected Award	Number of Shares as Hereby Increased	Applicable Plan